Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. AGREES TO ACQUIRE ADDITIONAL NIGHTCLUB IN DALLAS-FT. WORTH MARKET

HOUSTON – (September 28, 2009) – Rick’s Cabaret International, Inc. (NASDAQ: RICK), the leading publicly traded chain of upscale gentlemen’s clubs, said today it has agreed to acquire Cabaret North, an upscale gentlemen’s club in Ft. Worth, Texas.

Upon closing expected Wednesday, September 30, Rick’s Cabaret will pay $2.3 million to acquire 100 percent of the shares of Cabaret North, Inc., which owns the club that occupies a modern two-story, 17,000-square foot building. Closing is subject to customary closing adjustments and conditions, and transfer of necessary licenses. The acquisition will bring to four the number of Rick’s Cabaret clubs in the Dallas-Ft. Worth market.

Eric Langan, President and CEO of Rick’s Cabaret, said the acquisition is expected to add revenues of $2.5 to $3 million annually and EBITDA (earnings before income tax, depreciation and amortization) of between $800,000 and $1 million. The company will also receive an option to purchase the five-acre property on which the club sits within 19 months for approximately $2.4 million.

The purchase marks the first step in the resumption of the company’s expansion through acquisition of additional clubs at purchase prices in the 2-3 times EBITDA range, which Mr. Langan discussed during the company’s most recent conference call with investors. The company acquired six clubs in 2008 as part of what it views as the consolidation of the upscale gentlemen’s club business.

“The Cabaret North acquisition gives us an even stronger position in the Dallas-Ft. Worth market,” said Mr. Langan. “We achieve further management efficiencies, stronger buying power and brand name value. It’s a first class establishment and we expect that it will show strong growth as we imprint the Rick’s brand of hospitality, service and entertainment.”

The two-story Cabaret North was built in mid-2008 and is centrally located at 5316 Superior Parkway near the intersection of I-820 and Routes 287/81, and close to the regional  Ft. Worth Meacham Airport and the Texas Motor Speedway NASCAR race track.

In the DFW market Rick’s Cabaret already operates a Rick’s Cabaret/Ft. Worth, plus XTC Cabaret and Club Onyx in Dallas.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com http://www.ricks.com/.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com

Stock Purchase Agreement - Page 1